Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-237040), and Form S-8 (Nos. 333-255614, 333-223622, 333-216590, 333-210456, 333-231331 and 333-237933) of Corvus Pharmaceuticals. Inc. of our report dated March 25, 2021 relating to the financial statements, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 10, 2022